[CONFIDENTIAL TREATMENT REQUESTED.
CERTAIN PORTIONS OF THIS AGREEMENT
HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE COMMISSION]


                                                                  EXHIBIT 4.13




                         METABASIS THERAPEUTICS, INC.



                           INVESTOR RIGHTS AGREEMENT



                               DECEMBER 18, 1997

                               TABLE OF CONTENTS

                                                               Page
 1.   GENERAL.................................................   1
      1.1. DEFINITIONS........................................   1
 2.   REGISTRATION; RESTRICTIONS ON TRANSFER..................   3
      2.1  REQUESTED REGISTRATION.............................   3
      2.2  PIGGYBACK REGISTRATION.............................   5
      2.3  FORM S-3 REGISTRATION..............................   6
      2.4  EXPENSES OF REGISTRATION...........................   7
      2.5  OBLIGATIONS OF THE COMPANY.........................   7
      2.6  TERMINATION OF REGISTRATION RIGHTS.................   8
      2.7  DELAY OF REGISTRATION; FURNISHING INFORMATION......   8
      2.8  INDEMNIFICATION....................................   9
      2.9  ASSIGNMENT OF REGISTRATION RIGHTS..................  11
      2.10  LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS......  11
      2.11  "MARKET STAND-OFF" AGREEMENT......................  11
      2.12  RULE 144 REPORTING................................  11
3.    EXCHANGE RIGHT..........................................  12
      3.1  NOTICE OF EXERCISE.................................  12
      3.2  GSI EXCHANGE SHARES................................  12
      3.3  ADJUSTMENT FOR RECAPITALIZATION....................  13
      3.4  ADJUSTMENT FOR REORGANIZATION......................  13
      3.5  CERTIFICATE OF ADJUSTMENT..........................  13
      3.6  EXCHANGE MECHANICS.................................  13
      3.7  GSI OBLIGATIONS IN RESPECT OF GSI EXCHANGE SHARES..  13
      3.8  FRACTIONAL SHARES..................................  14
      3.9  PAYMENT OF TAXES...................................  14
4.    COVENANTS OF THE COMPANY................................  14
      4.1  BASIC FINANCIAL INFORMATION AND REPORTING..........  14
      4.2  INSPECTION RIGHTS..................................  15
      4.3  CONFIDENTIALITY OF RECORDS.........................  15
      4.4  USE OF PROCEEDS....................................  15
      4.5  BOARD OBSERVER RIGHTS..............................  16
      4.6  REAL PROPERTY HOLDING CORPORATION..................  16
      4.7  TERMINATION OF COVENANTS...........................  16
5.    MISCELLANEOUS...........................................  16

      5.1  GOVERNING LAW; ARBITRATION.........................  16
      5.2  SURVIVAL...........................................  17
      5.3  SUCCESSORS AND ASSIGNS.............................  17
      5.4  SEVERABILITY.......................................  17
      5.5  AMENDMENT AND WAIVER...............................  17
      5.6  DELAYS OR OMISSIONS................................  18
      5.7  NOTICES............................................  18
      5.8  ATTORNEYS' FEES....................................  19
      5.9  SECTION REFERENCES; TITLES AND SUBTITLES...........  19
      5.10  COUNTERPARTS......................................  19

                           INVESTOR RIGHTS AGREEMENT


     THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of December 18, 1997 (the "EFFECTIVE DATE"), by and among GENSIA SICOR INC., a Delaware corporation ("GSI"), METABASIS THERAPEUTICS, INC., a Delaware corporation (the "COMPANY") and SANKYO CO., LTD., a Japanese corporation ("INVESTOR"). GSI, the Company and Investor are sometimes referred to in this Agreement collectively as the "PARTIES" and each individually as a "PARTY."


                                   RECITALS


     WHEREAS, the Company proposes to sell and issue up to 851,939 shares of Series A Preferred Stock to Investor pursuant to the Stock Purchase Agreement dated December 18, 1997 by and among the Parties (the "PURCHASE AGREEMENT"); and

     WHEREAS, as a condition of entering into the Purchase Agreement, Investor has requested that GSI and the Company extend to it registration rights, information rights and other rights as set forth below.

     NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the Parties mutually agree as follows:


1.      GENERAL

        1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

        "BOARD OF DIRECTORS" means the Company's Board of Directors.

        "COMMON STOCK" means the Company's Common Stock, par value $.01 per share.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "EXCHANGE RIGHT" is defined in Section 3.

        "EXERCISE DATE" means the date of the Exercise Notice.

        "EXERCISE NOTICE" is defined in Section 3.1.

        "FORM S-3" means such form under the Securities Act as in effect on the date hereof and as hereafter amended, or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company or GSI, as applicable, with the SEC.

        "GSI COMMON SHARES" means shares of GSI Common Stock.

        "GSI COMMON STOCK" means GSI's common stock.

        "GSI EXCHANGE SHARES" is defined in Section 3.2.

        "GSI MARKET PRICE" means the arithmetical average of the closing prices for the GSI Common Stock as quoted on the Nasdaq National Market for the twenty
(20) consecutive Trading Days ending immediately prior to the Exercise Date.

        "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9.

        "INITIAL OFFERING" means the Company's first offering of its Common Stock registered under the Securities Act.

        "MTI COMMON PRICE" means $7.09, as proportionately adjusted for any Recapitalization.

        "R&D AGREEMENT" means the Collaborative Research and Development Agreement dated April 21, 1997 between GSI and Investor, as amended from time to time.

        "RECAPITALIZATION" means a stock split, stock combination, stock dividend, reclassification or any similar transaction.

        "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

        "REGISTRABLE SECURITIES" means (i) shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock issued pursuant to the Purchase Agreement; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Series A Preferred Stock or Common Stock. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

        "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and (1) are then issued and outstanding and (2) are issuable pursuant to then exercisable or convertible securities.

        "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

        "REORGANIZATION" means a merger, acquisition (whether of the subject entity or another entity) or sale of substantially all of the subject entity's assets.

        "RESEARCH PROGRAM TERM" is as defined in Section 1.18 of the R&D Agreement.

        "RULE 144" means Rule 144, as amended, under the Securities Act, or any successor thereto.

        "RULE 145" means Rule 145, as amended, under the Securities Act, or any successor thereto.

        "RULE 415" means Rule 415, as amended, under the Securities Act, or any successor thereto.

        "SEC" or "COMMISSION" means the U.S. Securities and Exchange Commission.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

        "TRADING DAY" means any day on which trading of GSI Common Stock is conducted on the Nasdaq National Market.

        "TRIGGER DATE" is defined in Section 3.1.

        "TRIGGERING EVENT" is defined in Section 2.1.1.

        "VIOLATION" is defined in Section 2.8.

2.      REGISTRATION; RESTRICTIONS ON TRANSFER

        2.1  Requested Registration.

             2.1.1 Holder's registration rights pursuant to this Section 2.1 shall be effective only in the event that (i) (A) the Company has effected the Initial Offering, (B) the lock-up obligation under Section 2.11 has lapsed and
(C) the Company is not yet eligible to use Form S-3 to register Registrable Securities for resale or (ii) the Company first becomes subject to the periodic reporting requirements of Section 13(a) or 15(d) of the Exchange Act (or any successor provisions thereof), whichever event shall first occur (each, a "TRIGGERING EVENT"). In the event the Company or GSI, so long as GSI owns at least eighty percent (80%) of the Company's capital stock, anticipates the occurrence of the Triggering Event described in clause (ii) of the immediately preceding sentence, the Company or GSI, so long as GSI owns at least eighty percent (80%) of the Company's capital stock, shall so notify all Holders in writing at least 60 days prior to the anticipated date of such Triggering Event. Subject to the conditions of this Section 2.1, if the Company shall receive a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $5,000,000, then the Company shall, within five (5) days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this Section 2.1, (i) effect the registration for resale under the Securities Act of all Registrable Securities that the Holders request to be registered and (ii) take all steps reasonably practicable to cause such registration to become effective as soon as practicable.

             2.1.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice described in the last sentence of Section 2.1.1. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the

Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall, along with the Company, enter into an underwriting agreement in customary form (including indemnities from the Company as set forth in Section 2.8.1) with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

           2.1.3 The Company shall not be required to effect a registration pursuant to this Section 2.1:


                  (i) after the Company has effected two (2) registrations pursuant to this Section 2.1;

                  (ii) during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to the Initial Offering, provided that the Company is making reasonable and good faith efforts to cause the registration statement covering the shares to be sold in the Initial Offering to become effective; or

                  (iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall only be exercisable following the Initial Offering and shall be exercised by the Company not more than once in any twelve (12) month period.

        2.2 PIGGYBACK REGISTRATION. The Company shall notify all Holders in writing at least 30 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements filed pursuant to Section 2.1 or relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule
145) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 15 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent such registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

             2.2.1 UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, the number of securities that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders and other holders of the Company's securities with equivalent registration rights on a pro rata basis based on the total number of Registrable Securities held by the Holders and such other holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, and in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.

             2.2.2 RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.4.

        2.3 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

             2.3.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

             2.3.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

                (i) if Form S-3 is not available for such offering by the Holders;

                (ii) if the Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

                (iii) if the Company shall furnish to the Holders a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any 12-month period;

                (iv) if the Company has, within the 12 month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3; or

                (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

             2.3.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.3 shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each. As an alternative to filing a series of registration statements on Form S-3, the Company may fulfill its obligations under this Section 2.3 by filing and causing to be declared effective under Rule 415 one registration statement on Form S-3 covering all of the Registrable Securities.

        2.4 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under
Section 2.2 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders of the Registrable Securities so registered pro rata on the basis of the number of shares which are held by such Holders and so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of more than fifty percent (50%) of the Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.1 in which event such right shall be forfeited by all Holders. If the Holders are required to pay Registration Expenses pursuant to the immediately preceding sentence, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights to one requested registration pursuant to Section 2.1.

        2.5 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration hereunder of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             2.5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for up to 60 days or, in the case of Registrable Securities registered under Form S-3 in accordance with Rule 415, until the Holder or Holders have completed the distribution related thereto.

             2.5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

             2.5.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, and any amendment of or supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

             2.5.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             2.5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including indemnities from the Company as set forth in Section 2.8.1), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

             2.5.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             2.5.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of the closing date of the offering, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

        2.6 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article 2 shall terminate and be of no further force and effect three
(3) years after the date of a Triggering Event. In addition, a Holder's registration rights shall expire if (i) (A) a Triggering Event has occurred and the Company is subject to the provisions of the Exchange Act, (B) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible preferred stock, if any, on an as-converted basis) and (C) all Registrable Securities held by such Holder may be sold under Rule 144 during any 90 day period; or (ii) the Exchange Right pursuant to Section 3 shall have been exercised.

        2.7  DELAY OF REGISTRATION; FURNISHING INFORMATION.

             2.7.1 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

             2.7.2 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

        2.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

             2.8.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, shareholder, underwriter or controlling person of such Holder.

             2.8.2 To the extent permitted by law, each Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 2.8.2 exceed the net proceeds from the offering received by such Holder.

             2.8.3  Promptly after receipt by an indemnified Party under this
Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying Party under this Section 2.8, deliver to the indemnifying Party a written notice of the commencement thereof and the indemnifying Party shall have the right to participate in, and, to the extent the indemnifying Party so desires, jointly with any other indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying Party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying Party of any liability to the indemnified Party under this Section 2.8, but the omission so to deliver written notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 2.8.

             2.8.4 If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying Party, in lieu of indemnifying such indemnified Party thereunder, shall, to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying Party on the one hand and of the indemnified Party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

             2.8.5  The obligations of the Company and Holders under this
Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

        2.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (i) is a wholly-owned subsidiary or the parent (if any) of such Holder, or (ii) a successor in interest in the event of Reorganization of the Holder in which the Holder is not the surviving entity; provided, however, that (A) the transferor shall, within 10 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

        2.10 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty-one percent (51%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights more favorable than those granted to the Holders hereunder.

        2.11 "MARKET STAND-OFF" AGREEMENT. If requested by the Company as the representative of the underwriters of Common Stock or other securities of the Company, the Investor shall not sell or otherwise transfer or dispose of any shares of Common Stock (or such other securities) held by the Investor (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed 180 days following the effective date of a registration statement filed in connection with the Initial Offering, and 90 days in the case of subsequent registration statements of the Company filed under the Securities Act; provided, however, that in each case all officers and directors of the Company and all holders of at least five percent (5%) of the Company's voting securities enter into similar agreements.

        The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or any successor registration form thereto that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the 180-day period or 90-day period, as the case may be.

        2.12 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

              (a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

              (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

              (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.      EXCHANGE RIGHT

        The Holders shall have the right to exchange Registrable Securities for GSI Common Stock in accordance with this Section 3 (the "EXCHANGE RIGHT").

        3.1 NOTICE OF EXERCISE. In the event that (i) a Triggering Event has not occurred by the last day of the Research Program Term (the "TRIGGER DATE"), and (ii) within 30 days following the Trigger Date, the Holders of more than fifty percent (50%) of the Registrable Securities notify GSI and the Company in writing of their election to exchange their Registrable Securities for GSI Common Shares (the "EXERCISE NOTICE"), GSI shall cause all Registrable Securities then owned by all Holders to be exchanged for GSI Common Stock pursuant to this Section 3. The Exchange Right shall be exercisable only once and only with respect to all Registrable Securities then owned by all Holders.

        3.2 GSI EXCHANGE SHARES. The number of GSI Common Shares which a Holder shall be entitled to receive upon exercise of the Exchange Right (the "GSI EXCHANGE SHARES") shall be determined pursuant to the following formula:

                                     ***
where

D=Number of GSI Exchange Shares;

A=Number of Registrable Securities held by such Holder as of the Exercise Date;

B=MTI Common Price; and

C=GSI Market Price.


        3.3 ADJUSTMENT FOR RECAPITALIZATION. If at any time during the period from the Effective Date to the Exercise Date, the GSI Common Stock is changed into the same or a different number of shares of any class or classes of stock, by any form of Recapitalization other than (i) a subdivision or combination of shares or stock dividend, for which no adjustment pursuant to

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

this Section 3.3 shall be made and (ii) a Reorganization, for which adjustment shall be made pursuant to Section 3.4, each Holder shall have the right to receive upon exercise of the Exchange Right the kind and amount of stock and other securities and property receivable upon such Recapitalization by holders of the maximum number of GSI Common Shares into which Registrable Shares could have been exchanged immediately prior to such Recapitalization (assuming for purposes of this Section 3.3 that the Exchange Right was exercisable, and such exchange was completed, immediately prior to the closing of such Recapitalization), subject to further adjustment as provided with respect to such other securities or property pursuant the terms thereof.

        3.4 ADJUSTMENT FOR REORGANIZATION. If at any time during the period from the Effective Date to the Exercise Date, GSI effects a Reorganization, provision shall be made so that each Holder shall have the right to receive upon exercise of the Exchange Right the kind and amount of stock and other securities and property receivable upon such Reorganization by holders of the maximum number of GSI Common Shares into which Registrable Shares could have been exchanged immediately prior to such Reorganization (assuming for purposes of this Section 3.4 that the Exchange Right was exercisable, and such exchange was completed, immediately prior to the closing of such Reorganization), subject to further adjustment as provided with respect to such other securities or property pursuant to the terms thereof.

        3.5 CERTIFICATE OF ADJUSTMENT. Within 15 days following the completion of a Recapitalization or Reorganization, GSI, at its expense, shall compute the adjustment required in connection therewith pursuant to Section 3.3 or Section 3.4, as applicable, and shall deliver to Investor a certificate showing such adjustment. The certificate shall set forth in reasonable detail GSI's calculation of the adjustment and the type and amount of other property which would be received by the Holders upon exchange of the Registrable Securities pursuant to this Section 3.

        3.6 EXCHANGE MECHANICS. Holders shall deliver the certificate(s) representing all then outstanding Registrable Securities to GSI, together with the Exercise Notice. Upon receipt of the Exercise Notice and such certificates, GSI shall calculate the number of GSI Exchange Shares receivable by each such Holder pursuant to Section 3.2 and, within ten (10) business days of GSI's receipt of the Exercise Notice, deliver to each such Holder (i) certificates representing such Holder's GSI Exchange Shares issued as of the Effective Date,
(ii) a reasonably detailed statement indicating such calculation pursuant to
Section 3.2 (which calculation shall be binding upon the Parties in the absence of manifest mathematical error or misstatement of the closing prices for the GSI Common Stock for purposes of calculation of the GSI Market Price) and (iii) any cash payable in respect of fractional GSI Exchange Shares pursuant to Section 3.8.

        3.7 GSI OBLIGATIONS IN RESPECT OF GSI EXCHANGE SHARES. GSI at all times shall reserve and keep available, solely for issuance and delivery upon exercise of each Holder's Exchange Right, such number of GSI Exchange Shares as may be issuable upon such exchange. GSI, at its expense, shall further cause a registration statement on Form S-3 registering the resale of the GSI Exchange Shares to be filed and declared effective in accordance with applicable law (subject to the provisions of Section 2.5, which shall apply mutatis mutandis) as soon as practicable following GSI's receipt of the Exercise Notice.

        3.8 FRACTIONAL SHARES. No fractional GSI Exchange Shares shall be issued upon exchange of Registrable Securities. All GSI Exchange Shares (including fractions thereof) issuable upon exchange of Registrable Securities shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after such aggregation, the exchange would result in any fractional share, GSI shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the GSI Market Price.

        3.9 PAYMENT OF TAXES. GSI will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of GSI Exchange Shares upon exchange of Registrable Securities.

4.      COVENANTS OF THE COMPANY

        4.1  BASIC FINANCIAL INFORMATION AND REPORTING.

             4.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

             4.1.2 Commencing with the fiscal year ending December 31, 1998, as soon as practicable after the end of each fiscal year of the Company, the Company will furnish each Holder a balance sheet of the Company, as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

             4.1.3 As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter (provided, however, that the Company shall deliver the quarterly financial statements for the period ended March 31, 1998 to Investor by May 30, 1998), the Company will furnish each Holder a balance sheet of the Company as of the end of each such period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, in each case prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. In each case where the Company provides financial information pursuant to this Section 4.1, financial information for the Company's subsidiaries, if any, will be consolidated with financial information for the Company.

             4.1.4 The Company will furnish each such Holder 30 days prior to the beginning of each fiscal year a capitalization summary, annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); provided, however, that (i) the Company shall deliver the annual budget and operating plan for the fiscal year ending December 31, 1998 to Investor within 45 days following the Effective Date) and (ii) to the extent that the Company reasonably concludes that disclosure of the specific budget/operating plan line items and corresponding dollar amounts would provide the Holders with competitively sensitive information regarding the Company's allocation of resources, the Company shall not be obligated to disclose such information to the Holders on a line-item basis but shall disclose such information on an aggregate basis.

        4.2 INSPECTION RIGHTS. Each Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide information which the Company determines in good faith to be a trade secret or subject to the attorney-client privilege.

        4.3 CONFIDENTIALITY OF RECORDS. Each Holder hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without the prior written consent of the Company, any information identified in writing as confidential that is furnished to it by GSI or the Company in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (i) in the public domain through no unauthorized act or failure to act by the Holder, (ii) lawfully disclosed to the Holder by a third party who possessed such information without any obligation of confidentiality, (iii) known to the Holder at the time of disclosure by GSI or the Company, as evidenced by written records of the Holder in existence at the time of the disclosure in question or (iv) which has been independently developed by employees or other agents of or independent contractors hired by the Holder without access to the information described in the first sentence of this Section 4.3. Each Holder further covenants that it shall return to GSI or the Company all tangible materials containing such information upon request by GSI or the Company. Investor agrees that it will restrict access to the confidential information of GSI or the

Company among its officers, directors, employees and financial and legal advisors to those persons with a need to use such information and who are parties to agreements with Investor to maintain such information as confidential (or otherwise subject to obligations to maintain such information as confidential).

        4.4 USE OF PROCEEDS. The Company shall use the proceeds from the sale of Common Stock sold pursuant to the Purchase Agreement solely (i) in connection with the Company's obligations under the R&D Agreement (as assigned by GSI to the Company as contemplated in the Purchase Agreement), (ii) for general working capital purposes, but not for the repayment of debt and (iii) to pay $2,250,000 payable to GSI pursuant to the terms of the Asset and Liability Transfer Agreement dated as of December 17, 1997 between the Company and GSI.

        4.5 BOARD OBSERVER RIGHTS. Investor shall have the right to designate a representative to attend Board meetings in a non-voting capacity and to receive prior written notice of, and copies of all materials distributed at, all such meetings (regardless of whether Investor's representative attends such meetings); provided, however, that the Company shall not be obligated under this
Section 4.5 to provide information, or include such observer in discussions relating to information, which the Company determines in good faith (i) to involve an ongoing commercial relationship, or a proposed transaction, between the Company and a third party, or (ii) to be a trade secret or to be subject to the attorney-client privilege.

        4.6 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in such that it will not become a "United States real property holding corporation" ("USRPHC") as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulation thereunder. The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. ' 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from a Shareholder or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. ' 1.897- 2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

        4.7  TERMINATION OF COVENANTS. All covenants of the Company contained in
Section 4 (except those set forth in Section 4.4, which shall expire and terminate upon expiration of the Research Program Term (as defined in the R&D Agreement)) shall expire and terminate as to each Holder on (i) the date of a Triggering Event or (ii) the Holder's exercise of its Exchange Right and receipt of GSI Exchange Shares in accordance with Section 3.

5.      MISCELLANEOUS

        5.1  Governing Law; Arbitration.

             5.1.1 This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

             5.1.2 Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, shall be promptly presented to the chief executive officers of the Parties for resolution and if the chief executive officers cannot promptly resolve such disputes, then such dispute shall be finally resolved by arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to other Parties. The Party giving notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted pursuant to the Rules of Arbitration of the International Chamber of Commerce. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules (with GSI and the Company, on the one hand, and Investor, on the other hand, respectively having the right to appoint one arbitrator). Any such arbitration shall be held in Los Angeles, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

        5.2 SURVIVAL. The agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby.

        5.3  SUCCESSORS AND ASSIGNS. This Agreement is not assignable except to
(i) a wholly-owned subsidiary or the parent (if any) of Investor which acquires all of the Registrable Securities or (ii) to a successor in interest in the event of a Reorganization of Investor in which Investor is not the surviving entity. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties and shall inure to the benefit of and be enforceable by each person who shall be a Holder from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

        5.4 SEVERABILITY. In case any provision of the Agreement is held to be unenforceable, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is material to the rights and benefits received by any Party. In such event, the Parties shall use reasonable commercial efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties' intent in entering into this Agreement.

        5.5  AMENDMENT AND WAIVER.

             5.5.1 Except as otherwise expressly provided, this Agreement may be amended or modified only by a written instrument expressly referring to this Agreement and signed by the Company and the Holders of more than sixty-six and two-thirds (66 2/3%) of the Registrable Securities.

             5.5.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only by a written instrument expressly referring to this Agreement and signed by the Holders of at least fifty-one percent (51%) of the Registrable Securities.

        5.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default, or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default, or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the Holders, shall be cumulative and not alternative.

        5.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by facsimile, upon receipt of an error-free transmittal confirmation, or (iii) when sent by an internationally recognized courier service, on the third business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed to the sender by such courier service. All communications shall be sent to the Party to be notified at the address as follows or at such other address as such Party may designate by 10 days advance written notice to the other Parties.

     If to GSI:

     Gensia Sicor Inc.
     19 Hughes
     Irvine, California 92628
     Attn:  Chief Financial Officer

     Fax: (714) 855-8210

     If to the Company:

     Metabasis Therapeutics, Inc.
     9390 Towne Centre Drive
     San Diego, California 92121
     Attn:  Chief Executive Officer
     Fax: 1-619-622-5554

     In the case of a notice to either GSI or the Company, a copy should also be sent to:

     Pillsbury Madison & Sutro LLP
     P.O. Box 7880
     San Francisco, California 94120
     Attn:  Thomas E. Sparks, Esq.
     Fax: 1-415-983-1200

     If to Investor:

     Sankyo Co., Ltd.
     No. 5-1, Nihonbashi Honcho 3-chome
     Chuo-ku
     Tokyo 140, Japan
     Attn:  Accounting Department Manager
     Fax: 81-3-5255-7069

     with a copy to:

     Morrison & Foerster LLP
     AIG Building, 7th Floor
     1-1-3 Marunouchi, Chiyoda-ku
     Tokyo 100, Japan
     Attn:  Ken Siegel, Esq.
     Fax: 81-3-3214-6512


        5.8 ATTORNEYS' FEES. In the event that any dispute among the Parties should result in arbitration, the prevailing Party in such dispute shall be entitled to recover from the losing Party(ies) all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

        5.9 SECTION REFERENCES; TITLES AND SUBTITLES. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.



GSI:
GENSIA SICOR INC.

BY:     /s/ John Sayward
        John Sayward
        Vice President, Finance,
        Chief Financial Officer
        INVESTOR:

SANKYO CO., LTD.

BY:     /s/ Toshiaki Takamatsu
        Toshiaki Takamatsu
        Director, Accounting Department

COMPANY:
METABASIS THERAPEUTICS, INC.

BY:     /s/ Gene Tutwiler
        Gene Tutwiler
        President and Chief Executive Officer